[LOGO] PHARMACIA & UPJOHN


            Pharmacia & Upjohn to Rescind Share Repurchase Program

BRIDGEWATER, NJ (August 16, 1999) - Pharmacia & Upjohn, Inc. (NYSE: PNU) today announced that it has rescinded the remaining portion of a $1 billion share repurchase program announced by the company in November 1998. Since its announcement, the company has acquired approximately $215 million of its shares.

            The rescission of the program is required by the United States Securities and Exchange Commission to ensure that Pharmacia & Upjohn's proposed merger with SUGEN, Inc. (NASDAQ: SUGN) meets certain requirements for "pooling of interest" accounting. Pharmacia & Upjohn announced a merger agreement with SUGEN on June 15, 1999.

            A meeting of SUGEN shareholders to vote on the proposed transaction is scheduled for August 31, 1999. If approved, the merger is expected to close during the third quarter.

            Pharmacia & Upjohn is a global, innovation-driven pharmaceutical and health care company. Pharmacia & Upjohn's products, services, and employees demonstrate its commitment to improve wellness and quality of life for people around the world.

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            Media Contact:                          Analyst Contact:
            Paul Fitzhenry                          Craig Tooman
            Tel. (908) 306-5421                     Tel. (908) 306-4450